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                                                                    Exhibit 99.1

                           Press Release of Expedia

Expedia, Inc. Closes Acquisitions of Travelscape.com, Inc. and VacationSpot.com, Inc.

Lodging Acquisitions Provide Expedia Customers With Access to Lowest Prices and Widest Selection on the Internet

BELLEVUE, Wash., March 21 /PRNewswire/ -- Expedia(R), Inc. (Nasdaq: EXPE - news)
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today announced that on March 17, 2000, it closed the acquisitions of two leading players in the Internet lodging industry, Travelscape.com, Inc. and VacationSpot.com, Inc. The acquisitions firmly position Expedia as the leader in Internet lodging with 65,000 lodging properties worldwide, guaranteed lowest hotel rates in 240 cities, and a combined run rate of approximately 2 million room nights per year.

In the two separate transactions Expedia, Inc. has acquired:

      -- Travelscape.com, Inc. -- the leading branded Internet hotel wholesaler and packager with discounted rate contracts at over 1,400 hotels in 240 cities worldwide, operating the Travelscape.com
          ( http://www.travelscape.com ) website. By contracting with hotel
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          properties for inventory at wholesale prices, the company is able to offer customers guaranteed lowest prices and discounts of up to 70%. Travelscape.com also offers savings on a wide variety of air and hotel packages.

      -- VacationSpot.com, Inc. -- the leading reservation network for vacation homes, rental condos, inns and bed & breakfasts around the world, operating the VacationSpot.com ( http://www.vacationspot.com ) and
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          Rent-a-Holiday.com ( http://www.rent-a-holiday.com ) websites. The
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          company's websites offer over 25,000 unique properties in more than
          4,000 vacation destinations and more than 100 countries worldwide. VacationSpot.com offers property managers easy-to-use infrastructure to make their lodging inventory instantly bookable online.

"The lodging industry represents an enormous opportunity for Expedia," said Richard Barton, president and CEO of Expedia, Inc. "To date, finding a hotel, vacation rental, or condominium online has been a complex process. With the addition of Travelscape.com, Inc. and VacationSpot.com, Inc. to the existing Expedia hotel business we are able to simplify their search for the perfect place to stay and provide our customers with a range of options that is unparalleled on or off the Internet."

Terms

Expedia, Inc. has issued approximately 2.6 million shares and options in exchange for all of the outstanding shares, options and warrants of VacationSpot.com, Inc. As of December 31, 1999, VacationSpot.com, Inc. had a cash position of approximately $10 million. Expedia, Inc. has issued approximately 3.0 million shares, options and warrants, in exchange for all outstanding shares, options and warrants of Travelscape.com, Inc. Expedia is also assuming and retiring

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long-term debt of approximately $8 million as part of the Travelscape.com, Inc.
acquisition. As of December 31, 1999, Travelscape.com, Inc. had a cash position of approximately $4 million. Expedia, Inc. expects to incur total transaction expenses of approximately $4 million in connection with these acquisitions. The company will account for the transactions under the purchase method of accounting.

About Expedia, Inc.

Expedia, Inc. operates the Expedia.com(TM) online travel service in the United States with localized versions for travelers in Canada, Germany and the United Kingdom. To help customers Travel Right, Expedia provides the best combination of air, car, and hotel booking, vacation package and cruise offers, destination information, and point-to-point mapping. According to Media Metrix, Expedia.com was the most visited travel website for February 2000 with more than 5.3 million unique visitors.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statement are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including final adjustments made in closing the quarter and those identified in the Company's filings with the SEC.

For investor information about Expedia, Inc: http://investor.expedia.com, or
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call the Company's Investor Relations team at 425-564-7233.

NOTE: Expedia and Expedia.com are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and Canada.

SOURCE: Expedia, Inc.

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